Exhibit 99
ProCentury Corporation Reports 2006 Fourth Quarter and Year End Results
COLUMBUS, Ohio, February 21, 2007 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the three months ended December 31, 2006 of $6.1 million, or $0.46 per diluted share, compared to net income of $5.0 million, or $0.38 per diluted share, for the same period in 2005. Net income for the year ended December 31, 2006 was $20.9 million, or $1.58 per diluted share, compared to net income of $10.2 million, or $0.78 per diluted share, for the same period last year.
Edward Feighan, ProCentury’s Chief Executive Officer said, “Our team of approximately 300 associates executed at high levels this past year, enabling us to achieve, and in many cases exceed our expectations. In particular, we achieved some critical successes with the premium growth generated by our program business, and in our agency service levels through the improvements made to Century Online, our web-based agency portal. Looking forward, we expect to encounter a more competitive environment in 2007. That said, we continue to see attractive niche opportunities that will allow us to continue to grow, and do so profitably.”
Results for the Fourth Quarter 2006
For the fourth quarter ended December 31, 2006, ProCentury’s net income increased by 24% to $6.1 million, or $0.46 per diluted share, compared to net income of $5.0 million, or $0.38 per diluted share for the same period in 2005.
The combined ratio was 93.8% for the fourth quarter of 2006 compared to 93.6% for the fourth quarter of 2005. The fourth quarter 2006 combined ratio includes a loss ratio of 61.4% and an expense ratio of 32.4%. This compares to a loss ratio of 61.5% and expense ratio of 32.1% for the fourth quarter of 2005.
Gross premiums written for the fourth quarter of 2006 were $90.0 million compared to $59.8 million for the same period in 2005. This includes a one time adjustment to our gross written premiums of $20.9 million as discussed in more detail below. Premiums earned were $62.0 million in the fourth quarter of 2006, an increase of 28.8% compared to $48.2 million in the fourth quarter of 2005. Investment income for the fourth quarter of 2006 increased by 32.5% to $5.3 million compared to $4.0 million in the fourth quarter of 2005.
On September 13, 2006, the Securities Exchange Commission staff released Staff Accounting Bulletin 108 (SAB 108) regarding the process of quantifying financial statement misstatements that were uncorrected in prior years. Following the release of SAB 108, the Company reviewed all of its accounting practices and did not identify any items that were considered to be a material misstatement of prior year financial statements. During the fourth quarter of 2006, the Company did make adjustments, one of which changed the timing of recording gross written premiums. In the past, the Company recorded premiums on a received and processed basis, which did not take in to account premiums written by agents but not yet submitted to the Company. Under the Company’s revised accounting policy, which was implemented in the fourth quarter of 2006, the Company will record an estimate of the premiums that have been bound by agents, but have not yet been processed.

The Company made the following one time adjustments in order to properly reflect premiums on the policies not yet received by the Company. These one time adjustments had the following impacts on the results for both the quarter and year ended December 31, 2006:
•	Premiums in the course of collection, deferred policy acquisition costs, loss and loss expense reserves and unearned premiums were higher by $16.7 million, $2.7 million, $2.6 million, and $16.2 million, respectively.

•	Gross written premiums, net written premiums and premiums earned were $20.9 million higher, $18.2 million higher and $4.1 million higher, respectively.

•	Losses and loss expenses, the amortization of deferred policy acquisition costs and other operating expenses were higher by $2.6 million $784,000, and $396,000, respectively.

•	Net income was higher by $216,000 or $0.02 per diluted share.
Erin West, ProCentury’s Chief Financial Officer said, “We expect that we will continue to grow, and we expect that the enhancements that we have made to Century Online will eventually, and significantly, reduce the time that it takes to receive information about our binding business. In light of these considerations, we decided to take a proactive approach in changing our accounting policy.”
Results for the Year Ended December 31, 2006
For the twelve months ended December 31, 2006, ProCentury’s net income was $20.9 million, or $1.58 per diluted share, compared to net income of $10.2 million or, $0.78 per diluted share, for the same period in 2005. Net income for the year ended December 31, 2005 included a $5.4 million after-tax impact attributable to hurricanes Katrina and Rita.
For the year ended December 31, 2006 the combined ratio was 94.5% compared to 99.4% for the same period in 2005. The 2006 year end combined ratio consists of a loss ratio of 61.9% and an expense ratio of 32.6%. These compare to a loss ratio of 66.6% and an expense ratio of 32.8% for the same period in 2005, which includes a loss ratio impact of 4.6% from hurricanes Katrina and Rita.
For the year ended December 31, 2006, gross premiums written were $283.0 million, compared to $216.2 million for the same period in 2005. This includes a one time adjustment to our gross written premiums of $20.9 million as discussed above. Premiums earned were $219.0 million for the year ended December 31, 2006, compared to $177.6 million for the same period last year. Investment income for the year ended December 31, 2006 was $19.4 million, an increase of 33.7% from $14.5 million reported for the year ended December 31, 2005.
Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.

The Company expects gross written premium growth in the range of 10% to 15% in 2007 when excluding the one-time premium adjustment from the total 2006 gross written premiums. In addition, the Company targets long-term average return on equity in the range of 13% to 15%.
Other ProCentury News
•	On December 20, 2006, ProCentury paid a dividend of $0.04 per share to shareholders of record as of November 29, 2006.
Conference Call
ProCentury’s 2006 fourth quarter and year end results will be discussed by management in more detail on Thursday, February 22, 2007 at 10:00 a.m. EST.
To listen to the call, please dial 1-877-407-8035, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EST on February 22, 2007 until midnight on March 1, 2007. The access number for the replay is 1-877-660-6853. The account number is 286 and the conference ID is 229133. The replay will also be accessible through the Company’s website at http://www.procentury.com.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its primary subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements, including statements in “future outlooks” are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiaries; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; 6) the risk that our reinsurers may not be able to fulfill their obligations to us; and 7) the continued functionality of our online services. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended	Year Ended
	December 31,	December 31,	December 31,	Year Ended
	2006	2005	2006	December 31,
	(unaudited)	(unaudited)	(unaudited)	2005
Gross premiums written	$90,024	$59,775	$283,036	$216,164
Net premiums written	78,333	53,095	247,919	189,519

Premiums earned	62,000	48,151	218,992	177,630
Net investment income	5,258	3,967	19,372	14,487
Net realized investment gains (losses)	117	(107)	80	(326)
Other income	84	94	437	198

Total revenues	67,459	52,105	238,881	191,989

Losses and loss expenses	38,073	29,622	135,480	118,346
Amortization of deferred policy acquisition costs	15,002	11,439	54,404	42,935
Other operating expenses	5,074	3,999	17,043	14,463
Severance expense	—	—	—	793
Interest expense	600	514	2,318	1,873

Total expenses	58,749	45,574	209,245	178,410

Income before income taxes	8,710	6,531	29,636	13,579
Income tax expense	2,567	1,575	8,735	3,338

Net income	$6,143	4,956	20,901	10,241

Net income per share:
Basic	$0.47	0.38	1.59	0.78

Diluted	$0.46	0.38	1.58	0.78

Weighted average of shares outstanding — basic	13,138,439	13,078,136	13,121,848	13,060,509

Weighted average of shares outstanding — diluted	13,306,989	13,142,354	13,256,419	13,129,425

Loss and loss expense ratio	61.4%	61.5%	61.9%	66.6%
Expense ratio	32.4%	32.1%	32.6%	32.8%

Combined ratio	93.8%	93.6%	94.5%	99.4%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	(Unaudited)
	December 31, 2006	December 31, 2005
Assets
Investments	$428,102	360,782
Cash	7,960	5,628
Premiums in course of collection, net	37,428	14,849
Deferred policy acquisition costs	26,915	20,649
Prepaid reinsurance premiums	14,051	10,989
Reinsurance recoverable on paid and unpaid losses, net	43,628	43,870
Other assets	20,964	17,378

Total assets	$579,048	474,145

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$250,672	211,647
Unearned premiums	127,620	95,631
Long term debt	25,000	25,000
Other liabilities	33,368	20,664

Total liabilities	436,660	352,942

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	100,954	100,202
Retained earnings	43,830	24,846
Unearned share compensation	—	(695)
Accumulated other comprehensive loss, net of taxes	(2,396)	(3,150)

Total shareholders’ equity	142,388	121,203

Total liabilities and shareholders’ equity	$579,048	474,145

Book value per share	$10.75	9.17

Number of common shares outstanding	13,248,323	13,211,019

Source: ProCentury
Contact: Jeffrey Racz, 614-823-6302